Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-185153 on Form F-3 of our report dated April 29, 2014, relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), and our report dated April 29, 2014, relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2013.

/s/ DELOITTE, S.L.

DELOITTE, S.L.

Madrid, Spain

April 29, 2014